                           THE MARQUEE GROUP, INC.

[MARQUEE GROUP LOGO]

                           OFFER TO PURCHASE FOR CASH
                           ALL OUTSTANDING WARRANTS,
              EACH EXERCISABLE AT $7.50 PER SHARE OF COMMON STOCK,

                                       AT

                               $2.25 PER WARRANT

-------------------------------------------------------------------------------
    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY
       TIME, ON THURSDAY, AUGUST 21, 1997, UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------

   The Marquee Group, Inc., a Delaware corporation (the "Company"), is offering to purchase all of its outstanding redeemable warrants (the "Warrants"), at a price, net to the seller in cash, of $2.25 per Warrant (the "Purchase Price"), upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). Each Warrant entitles the holder thereof to purchase one share of Common Stock, $.01 par value per share ("Common Stock"), of the Company at a price of $7.50 per share, subject to adjustment, from the date of issuance until December 4, 2001, unless redeemed earlier.

   As of July 16, 1997, the Company had issued and outstanding 4,519,162 Warrants. The Warrants are quoted on The Nasdaq Stock Market's SmallCap Market ("Nasdaq SmallCap Market") under the symbol "MRQEW" and listed on the Boston Stock Exchange under the symbol "MRT.WS." On July 21, 1997, the closing sales price of the Warrants on the Nasdaq SmallCap Market was $1.88 per Warrant. See Section 9. WARRANTHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE WARRANTS.

                             --------------------

   THE OFFER IS CONDITIONED UPON A MINIMUM OF 3,200,000 WARRANTS BEING TENDERED AND NOT WITHDRAWN AND UPON OBTAINING FINANCING OR COMPLETING THE COMPANY'S STOCK OFFERING (AS DEFINED HEREIN). IN ADDITION, THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE SECTION 8.

                             --------------------

   THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY WARRANTHOLDER SHOULD TENDER ANY OR ALL OF SUCH WARRANTHOLDER'S WARRANTS PURSUANT TO THE OFFER. EACH WARRANTHOLDER MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER WARRANTS AND, IF SO, HOW MANY WARRANTS TO TENDER. THE COMPANY HAS BEEN ADVISED THAT NO DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY CURRENTLY INTENDS TO TENDER WARRANTS PURSUANT TO THE OFFER.

                             --------------------

  THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR THE
          ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                             --------------------

              The date of this Offer to Purchase is July 23, 1997.

                                   IMPORTANT

   Any warrantholder desiring to tender all or any portion of such holder's Warrants should either (a) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, and mail or deliver it and any other required documents (including the certificates representing the Warrants to be tendered) to Continental Stock Transfer & Trust Company, who will act as depositary and escrow agent for the Offer (the "Depositary"), or (b) request such holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such holder. Any warrantholder whose Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such holder desires to tender Warrants. Any warrantholder who desires to tender Warrants and whose certificates for such Warrants are not immediately available for delivery to the Depositary, should tender such Warrants by following the procedures for guaranteed delivery set forth in Section 5.

   Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to Georgeson & Company Inc. (the "Information Agent") at the address and telephone number set forth on the back cover of this Offer to Purchase.

   NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER WARRANTHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING WARRANTS PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                               TABLE OF CONTENTS

                                                                                            PAGE
                                                                                            ----
SUMMARY..................................................................................     4
INTRODUCTION.............................................................................     6
SPECIAL FACTORS..........................................................................     7
 Section 1. Purpose of the Offer; Certain Effects of the Offer; Plans of the Company
             After the Offer.............................................................     7
 Section 2. Certain Federal Income Tax Consequences......................................     9
 Section 3. Certain Legal Matters; Regulatory and Foreign Approvals; No Appraisal
             Rights......................................................................    10
THE OFFER................................................................................    10
 Section 4. Expiration Date; Extension of the Offer......................................    10
 Section 5. Procedure for Tendering of Warrants..........................................    11
             Proper Tender of Warrants...................................................    11
             Signature Guarantees and Method of Delivery.................................    11
             Federal Backup Withholding..................................................    11
             Guaranteed Delivery.........................................................    11
             Determinations of Validity of Warrants; Rejection of Warrants; Waiver of
              Defects; No Obligation to Give Notice of Defects...........................    12
 Section 6. Withdrawal Rights............................................................    12
 Section 7. Acceptance for Payment of Warrants and Payment of Purchase Price ............    13
 Section 8. Certain Conditions of the Offer..............................................    13
 Section 9. Price Range of Warrants......................................................    15
 Section 10. Certain Information Concerning the Company..................................    15
              General....................................................................    15
              Summary Consolidated Financial Data........................................    16
              Capitalization.............................................................    18
              Additional Information.....................................................    19
 Section 11. Source and Amount of Funds..................................................    20
 Section 12. Transactions and Arrangements Concerning the Warrants.......................    20
 Section 13. Extension of the Tender Period; Termination; Amendments.....................    21
 Section 14. Fees and Expenses...........................................................    22
 Section 15. Miscellaneous...............................................................    23
SCHEDULE A. Directors and Executive Officers of the Company..............................   A-1

                                   SUMMARY

   This summary is provided solely for the convenience of the warrantholders and is qualified in its entirety by reference to the full text and more specific details contained in this Offer to Purchase and the related Letter of Transmittal and any amendments hereto and thereto.

The Company ...................  The Marquee Group, Inc.

Warrants ......................  Each Warrant entitles the holder thereof to purchase one share of Common Stock at a
                                 price of $7.50 per share, subject to
                                 adjustment, from the date of issuance until December 4, 2001, unless redeemed earlier. See Section 12.

Number of Warrants ............  4,519,162 (all of the Warrants outstanding).

Purchase Price ................  $2.25 per Warrant, net to the seller in cash, upon the terms and conditions set
                                 forth herein and in the Letter of
                                 Transmittal. See Section 8.

Expiration Date of Offer ......  August 21, 1997, at 5:00 p.m., New York City
                                 time, unless extended.

How to Tender Warrants ........  See Section 5. For further information, call the Information Agent or consult your broker for assistance.

Withdrawal Rights .............  Tendered Warrants may be withdrawn at any time until the Expiration Date of the Offer, and may also be withdrawn after September 18, 1997 unless previously accepted for payment by the Company. See Section 4 and
                                 Section 6.

Conditions to Offer ...........  The Offer is conditioned upon a minimum number of 3,200,000 Warrants tendered and not withdrawn and obtaining financing or completing the Stock Offering. In addition, the Offer is also subject to other conditions. See Section 8.

Purpose and Effects of Offer ..  The Company is making the Offer to eliminate the potential dilutive effect that would occur if the Warrants are exercised by the holders thereof on or before December 4, 2001, the expiration date of the Warrants. The Offer also gives warrant holders the opportunity to sell their Warrants at a premium over the market price prevailing prior to the announcement of the Offer and without the usual transaction costs associated with a market sale. See Section
                                 1. The Company's purchase of Warrants
                                 pursuant to the Offer will reduce the number of warrantholders and the number of Warrants outstanding, which may result in lack of liquidity in the market for, and the termination of the listing or quotation of, any remaining Warrants.

Market Price of Warrants ......  On July 21, 1997, the closing sales price of the Warrants on the Nasdaq SmallCap Market was $1.88 per Warrant. See Section 9. On July 21, 1997, the closing sales price of the Company's Common Stock on the Nasdaq SmallCap Market was $6.13 per share. Warrantholders are urged to obtain a current market quotation. See Section 1.

Brokerage Commissions .........  Not payable by warrantholders.

Stock Transfer Tax ............  None, except as provided in Instruction 3 of the Letter of Transmittal and Section 7.

Payment Date ..................  As soon as practicable after the Expiration
                                 Date of the Offer.

Further Information ...........  Any questions, requests for assistance or requests for additional copies of this Offer to Purchase, the Letter of Transmittal or other materials relating to the Offer may be obtained by contacting the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

                                 INTRODUCTION

   The Marquee Group, Inc., a Delaware corporation (the "Company"), is offering to purchase all of its outstanding redeemable warrants (the "Warrants"), at a price, net to the seller in cash, of $2.25 per Warrant (the "Purchase Price"), upon the terms and subject to the conditions set forth herein and in the related Letter of Transmittal (which together constitute the "Offer"). Each Warrant entitles the holder thereof to purchase one share of Common Stock, $.01 par value per share ("Common Stock"), of the Company at a price of $7.50 per share, subject to adjustment, from the date of issuance until December 4, 2001, unless redeemed earlier.

   As of July 16, 1997, the Company had issued and outstanding 4,519,162 Warrants, which were held by 61 record holders and approximately 1,370 beneficial owners. The Warrants are quoted on the Nasdaq SmallCap Market under the symbol "MRQEW" and listed on the Boston Stock Exchange under the symbol "MRT.WS." On July 21, 1997, the closing sales price of the Warrants on the Nasdaq SmallCap Market was $1.88 per Warrant. See Section 9. WARRANTHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE WARRANTS.

   THE OFFER IS CONDITIONED UPON A MINIMUM OF 3,200,000 WARRANTS BEING TENDERED AND NOT WITHDRAWN AND UPON OBTAINING FINANCING OR COMPLETING THE STOCK OFFERING. IN ADDITION, THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE SECTION 8.

   THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY WARRANTHOLDER SHOULD TENDER ANY OR ALL OF SUCH HOLDER'S WARRANTS PURSUANT TO THE OFFER. EACH WARRANTHOLDER MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER WARRANTS AND, IF SO, HOW MANY WARRANTS TO TENDER. AT THE COMPANY'S REQUEST, ITS DIRECTORS AND EXECUTIVE OFFICERS HAVE STATED THAT THEY DO NOT CURRENTLY INTEND TO TENDER THEIR WARRANTS UNLESS THE COMPANY IS UNABLE TO MEET THE CONDITION FOR THE MINIMUM NUMBER OF WARRANTS TENDERED. NOTWITHSTANDING THE FOREGOING, SUCH DIRECTORS AND EXECUTIVE OFFICERS MAY TENDER OR NOT TENDER THEIR WARRANTS AT THEIR DISCRETION.

   Warrantholders are not under any obligation to accept the Offer or to remit the Warrants to the Company pursuant to the Offer. Tendering warrantholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to the Instructions to the Letter of Transmittal, stock transfer taxes on the purchase of Warrants by the Company. The Company will pay all charges and expenses of the Depositary and Information Agent incurred in connection with the Offer. ANY TENDERING WARRANTHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE AND SIGN THE SUBSTITUTE FORM W-9 THAT IS INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN INDIVIDUAL, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO REQUIRED U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH WARRANTHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 5.

   The address of the principal executive offices of the Company is 888 Seventh Avenue, New York, New York 10019.

                                SPECIAL FACTORS

SECTION 1. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER; PLANS OF THE
           COMPANY AFTER THE OFFER

   Each Warrant is exercisable for one share of Common Stock at a price of $7.50 per share, subject to adjustment in certain events. Of the 4,519,162 Warrants currently outstanding, 3,852,500 were issued in December 1996 in the Company's initial public offering (the "IPO") and were registered under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 666,662 Warrants were issued in a private placement transaction exempt from the registration requirements of the Securities Act, upon the conversion of certain debentures that were issued prior to the IPO. See Section 12. To date, neither the Warrants issued in the private placement transaction nor the shares of Common Stock into which such Warrants are exercisable have been registered under the Securities Act.

   On July 16, 1997, there were 4,519,162 Warrants and 8,769,162 shares of Common Stock issued and outstanding. On such date, the Warrants were held by 61 record holders and approximately 1,300 beneficial owners. If all outstanding Warrants were exercised for shares of Common Stock on a one-for-one basis, the Common Stock into which such Warrants were converted would represent approximately 34.0% of the issued and outstanding Common Stock of the Company (excluding the effect of the exercise or conversion of the Company's other outstanding options). This percentage represents a significant potential dilution of the Common Stock upon exercise of the Warrants on or before December 4, 2001, the expiration date of the Warrants.

   The Company is making the Offer to eliminate the potential dilutive effect that would occur if the Warrants are exercised by the holders thereof. This potential dilutive effect was of concern to the proposed managing underwriters of the Stock Offering, who requested that the Company retire all or a substantial portion of the Warrants as a condition to the Stock Offering. In addition, because of the reduction in potential dilution if the Offer is completed, the percentage of Common Stock held by directors and executive officers of the Company will increase on a fully diluted basis upon consummation of the Offer.

   Owners of the Warrants are not under any obligation to accept the Offer to remit their Warrants to the Company pursuant to the Offer. Warrants that the Company acquires pursuant to the Offer will be retired and will not be reissued. If fewer than all of the Warrants are purchased pursuant to the Offer, the Company may, in its sole discretion, purchase any then outstanding Warrants through privately negotiated transactions, open market purchases, another tender offer or otherwise, on such terms and at such prices as the Company may determine from time to time, the terms of which could be the same as, or more or less favorable to warrantholders than, the terms of the Offer. Any possible future purchases of Warrants by the Company will depend on many factors, including the market price (if any) of the Warrants, the market price of the Common Stock, the Company's business and financial position, alternative investment opportunities available, the results of the Offer and general economic and market conditions. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prohibits the Company and its affiliates from purchasing any Warrants, other than pursuant to the Offer, until at least ten business days after the Expiration Date.

   The Board of Directors (including four directors who are not employees of the Company) has unanimously authorized the Offer. The Company is exploring, through its principal financial advisor, financing for this Offer, which may take the form of a short-term loan or other indebtedness, or it will fund the purchase of Warrants through a public offering of its Common Stock (the "Stock Offering"), if successful. The Company has filed a Registration Statement with the Commission with respect to the Stock Offering. The Company anticipates that any indebtedness incurred in financing the Offer will be repaid with the proceeds of the Stock Offering. The Stock Offering is conditioned upon the consummation of the Offer and the transactions contemplated by the ProServ Acquisition Agreements (as defined herein), and the Offer is conditioned upon obtaining financing or completing the Stock Offering. See Section 8. In the event that the Company incurs indebtedness to finance the Offer, the Company will amend this Offer to Purchase to provide the material terms of any such financing arrangement.

   The Company believes that the Offer is fair to warrantholders. In particular, the Offer gives warrantholders the opportunity to sell their Warrants at a 20% premium over the closing sales price of the

Warrants on July 21, 1997. The Offer will also provide warrantholders who are considering a sale of all or a portion of their Warrants the opportunity to sell their Warrants for cash without the usual transaction costs associated with open market sales. However, neither the Company nor the Board of Directors has received any report, opinion or appraisal that is materially related to the Offer, including, but not limited to, any report, opinion or appraisal relating to the consideration or the fairness of the consideration to be offered to the holders of the Warrants or the fairness of such transaction to the Company. Similarly, no directors of the Company have retained an unaffiliated representative to act solely on behalf of unaffiliated warrantholders for the purposes of negotiating the terms of the Offer or preparing a report concerning the fairness of the Offer.

   NOTWITHSTANDING THE FOREGOING, THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY WARRANTHOLDER SHOULD TENDER ANY OR ALL OF SUCH HOLDER'S WARRANTS PURSUANT TO THE OFFER. EACH WARRANTHOLDER MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER WARRANTS AND, IF SO, HOW MANY WARRANTS TO TENDER. At the Company's request, its directors and executive officers (who hold an aggregate of 253,498 Warrants, representing approximately 5.6%) have stated that they do not currently intend to tender their Warrants unless the Company is unable to meet the condition for the minimum number of Warrants tendered. Therefore, approximately 75.0% of the Warrants not held by such directors and officers will be required to be tendered and not withdrawn, in order to satisfy such condition to the Offer. See Section 8. Notwithstanding the foregoing, such directors and executive officers may tender or not tender their Warrants at their discretion.

   The purchase of Warrants pursuant to the Offer will reduce the number of warrantholders and the number of Warrants that might otherwise trade publicly, and, depending upon the number of Warrants so purchased, could adversely affect the liquidity and market value of the remaining Warrants held by the public. Depending upon the number of Warrants purchased pursuant to the Offer, the Warrants may also no longer meet the requirements of the Nasdaq SmallCap Market for continued quotation. For continued listing on the Nasdaq SmallCap Market, the Warrants must have at least 300 holders and there must be at least 100,000 publicly held Warrants. The Company has also applied for listing of the Common Stock and the Warrants on the American Stock Exchange and anticipates that the Common Stock will be listed on the American Stock Exchange and removed from the Nasdaq SmallCap Market and the Boston Stock Exchange prior to the consummation of the Stock Offering. If the Common Stock is listed on the American Stock Exchange, it is anticipated that the Warrants will no longer be listed on the Boston Stock Exchange. There can be no assurance that the Warrants will meet the requirements of the American Stock Exchange for initial listing, which require that there be at least 1,000,000 outstanding Warrants and 100 beneficial owners of Warrants.

   If the quotation or listing of the Warrants is terminated, whether because the Warrants do not meet the quotation or listing requirements of the Nasdaq SmallCap Market or the Boston Stock Exchange or otherwise, or if the Warrants do not meet the initial listing requirements of the American Stock Exchange, then the market for the Warrants could be adversely affected. If the Warrants are not listed or quoted on any of these markets, it is possible that the Warrants would continue to trade in the over-the-counter market. The extent of the public market for the Warrants and the availability of such quotations would, however, depend upon factors such as the number of warrantholders remaining at such time, the interest in maintaining a market in the Warrants on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, the availability of public trading information concerning the Warrants and other factors.

   The Warrants are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. If the Warrants are listed on the American Stock Exchange, they will continue to be "margin securities." If the Warrants are not so listed, depending upon factors similar to those described above, they might no longer constitute "margin securities" for purposes of the margin regulations of the Board of Governors of the Federal System, and, therefore, could no longer be used as collateral for loans made by brokers.

   The Warrants are currently registered under the Exchange Act. Registration of such Warrants under the Exchange Act may be terminated upon application of the Company to the Commission if the

Warrants are neither held by 300 or more holders of record nor listed on a national securities exchange. Termination of registration of the Warrants under the Exchange Act would substantially reduce the information required to be furnished by the Company to the warrantholders (although the Company would, among other things, remain subject to the reporting obligations under the Exchange Act as a result of its other outstanding securities) and would make certain provisions of the Exchange Act no longer applicable in respect of the Warrants. If registration of the Warrants under the Exchange Act were terminated, the Warrants would no longer be "margin securities" or be eligible for Nasdaq reporting.

   Concurrently with or subsequent to the consummation of the Offer, the Company intends to consummate the Stock Offering and the Pending Acquisitions (as defined herein). See Section 10. Except as disclosed in this Offer to Purchase, the Company has no present plans or proposals that would result in
(a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company, other than in connection with the Pending Acquisitions and the Stock Offering, (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, or any sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, other than in connection with the Pending Acquisitions and the Stock Offering, (c) any change in the present Board of Directors or management of the Company including, but not limited to, any plan or proposal to change the number or term of the directors, to fill any existing vacancy on the Board of Directors or to change any material term of the employment contract of any executive officer, except in each case pursuant to actions that are described in the Company's Annual Proxy Statement dated June 30, 1997, (d) any material change in the present dividend rate or policy or indebtedness or capitalization of the Company other than pursuant to the Pending Acquisitions and the Stock Offering, (e) any other material change in the Company's corporate structure or business other than the Pending Acquisitions, (f) any change in the Company's charter, bylaws or instruments corresponding thereto or any other actions which may impede the acquisition of control of the Company by any person, (g) any class of equity security of the Company (other than the Warrants) being de-listed from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, without listing on another national securities exchange or quotation on an inter-dealer quotation system of a registered national securities association, (h) any class of equity securities of the Company (other than the Warrants) becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act or (i) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act. See Section 10.

SECTION 2. CERTAIN FEDERAL INCOME TAX CONSEQUENCES

   The following summary of material federal income tax considerations regarding the Offer is based on current law (except as specifically discussed below), is for general purposes only, and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular warrantholders in light of their personal investment or tax circumstances, or to certain types of warrantholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, persons who hold Warrants as part of a "straddle" or a "conversion" transaction and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. This discussion assumes that the Warrants are held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended.

   EACH WARRANTHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL INCOME TAX CONSEQUENCES TO THAT WARRANTHOLDER TENDERING WARRANTS FOR REDEMPTION PURSUANT TO THE OFFER, AND THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND RECENT OR POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

   The redemption by the Company of a Warrant pursuant to the Offer will be a taxable transaction in which a tendering warrantholder will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the redemption and the holder's adjusted tax basis in the Warrants. For initial purchasers of the Warrants pursuant to the IPO, the adjusted tax basis of a Warrant is the portion of the initial offering price of the investment unit with respect to which such Warrant was issued that is allocable to the Warrant, based on the relative fair market values of the Warrant and the Common Stock at the time of issuance. For initial holders of Warrants and Common Stock received in exchange for debentures issued August 1996, the adjusted tax basis of such Warrants is their fair market value at the time of issuance. If the redemption of a Warrant by the Company is treated as a sale or exchange of a capital asset, any gain or loss recognized on the transaction will be considered short-term capital gain or loss, as the Warrants will not have been outstanding for more than one year. It is unclear, however, whether the redemption of Warrants by the Company will be treated as the sale or exchange of a capital asset. If such redemption is not treated as the sale or exchange of a capital asset, the holder of a Warrant will recognize ordinary income or loss on such redemption.

   Under pending legislation that has been passed by Congress and is currently in conference, any Warrants redeemed that have been acquired more than 30 days after enactment of the pending legislation will be considered to give rise to capital gain or loss, rather than to ordinary income or loss. It is unclear whether this pending legislation will ultimately be enacted into law or, if so, whether it will be enacted in its current form with its existing effective dates.

SECTION 3. CERTAIN LEGAL MATTERS; REGULATORY AND FOREIGN APPROVALS; NO
           APPRAISAL RIGHTS

   The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its acquisition of Warrants as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's acquisition of Warrants pursuant to the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Warrants tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. In lieu of seeking such approval, the Company may determine to terminate the Offer as described in Section 8. The Company intends to make all required filings under the Exchange Act. The Company's obligations under the Offer to accept for payment, or make payment for, Warrants is subject to certain conditions. See Section 8.

   There is no stockholder or warrantholder vote required in connection with the Offer.

   There are no appraisal rights available to holders of Warrants in connection with the Offer.

                                   THE OFFER

SECTION 4. EXPIRATION DATE; EXTENSION OF THE OFFER

   Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) all Warrants that are properly tendered on or before the Expiration Date (and not withdrawn in accordance with Section 6) at the Purchase Price. The term "Expiration Date" means 5:00 p.m., New York City time, on Thursday, August 21, 1997, unless and until the Company shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See also Section 8 regarding certain conditions of the Offer.

   As described in Section 13, the Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary and by making public announcement thereof. See Section 13. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

   If the Company increases the price to be paid for Warrants and the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice of such increase is first published, sent or given in the manner specified in Section 13, the Offer will be extended until the expiration of the ten business day period immediately following the date of such notice. For purposes of the Offer, "business day" means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

   All Warrants purchased pursuant to the Offer will be purchased at the Purchase Price in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase. All Warrants not purchased pursuant to the Offer, including Warrants tendered and withdrawn, will be promptly returned to the tendering warrantholders at the Company's expense.

SECTION 5. PROCEDURE FOR TENDERING OF WARRANTS

   Proper Tender of Warrants. For Warrants to be properly tendered pursuant to the Offer:

       (a) the Warrants, together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

       (b) the tendering warrantholder must comply with the guaranteed delivery procedure set forth below.

   A tender of Warrants made pursuant to any method of delivery set forth herein will constitute a binding agreement between the tendering warrantholder and the Company upon the terms and conditions of the Offer. LETTERS OF TRANSMITTAL AND CERTIFICATES REPRESENTING WARRANTS SHOULD NOT BE SENT DIRECTLY TO THE COMPANY.

   Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if the Letter of Transmittal is signed by the registered owner of the Warrants tendered therewith, and payment and delivery are to be made directly to such registered owner at such owner's address shown on the records of the Company, or if Warrants are tendered for the account of a bank, dealer, credit union, savings association or other entity that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association (each such entity being hereinafter referred to as an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 2 of the Letter of Transmittal. If a Warrant is registered in the name of a person other than the signer of a Letter of Transmittal, or if payment is to be made, or Warrants not purchased or tendered are to be issued, to a person other than the registered owner, the Warrant must be endorsed or accompanied by an appropriate power, in either case signed exactly as the name of the registered owner appears on the Warrant, with the signature on the Warrant or power guaranteed by an Eligible Institution. In all cases, payment for Warrants tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of such Warrants, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantee, and any other required documents.

   THE METHOD OF DELIVERY OF THE WARRANTS IS AT THE ELECTION AND RISK OF THE TENDERING WARRANTHOLDER. IF DELIVERY IS MADE BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

   Federal Backup Withholding. Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of Federal income tax, the Depositary will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a warrantholder or other payee pursuant to the Offer unless the warrantholder or other payee provides such person's tax identification number (social security number or employer identification number) and certifies that such number is correct. Each tendering warrantholder, other than a non-corporate foreign warrantholder, should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Depositary. Non-corporate foreign warrantholders should generally complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Section 2.

   Guaranteed Delivery. If a warrantholder desires to tender Warrants pursuant to the Offer and such holder's Warrants are not immediately available or time will not permit all required documents to reach the Depositary before the Expiration Date, such Warrants may nevertheless be tendered provided that all of the following conditions are satisfied:

       (a) such tender is made by or through an Eligible Institution;

       (b) the Depositary receives (by hand, mail, or facsimile transmission) on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase; and

       (c) the tendered Warrants in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

   Determinations of Validity of Warrants; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Warrants will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance for payment of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Warrants. No tender of Warrants will be deemed to be properly made until all defects or irregularities have been cured or waived. Neither the Company, the Depositary, the Information Agent nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

SECTION 6. WITHDRAWAL RIGHTS

   Except as otherwise provided in this Section 6, a tender of Warrants pursuant to the Offer is irrevocable. Warrants tendered pursuant to the Offer may be withdrawn (a) at any time before the Expiration Date and (b) after September 18, 1997 unless accepted before such time for payment by the Company as described in the first paragraph of Section 7. If the Company extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Warrants or is unable to accept for payment or pay for Warrants pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, on behalf of the Company, retain all Warrants tendered, and such Warrants may not be withdrawn except as otherwise provided in this Section 6, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

   For a withdrawal to be effective, the Depositary must timely receive (at its address set forth on the back cover of this Offer to Purchase), by written, telegraphic or facsimile transmission, a notice of withdrawal. Such notice of withdrawal must specify the name of the person having tendered the Warrants to be withdrawn, the number of Warrants to be withdrawn and the name of the registered owner, if different from that of the person who tendered such Warrants. If the Warrants have been delivered or otherwise identified to the Depositary, then, prior to the release of such Warrants, the tendering warrantholder must also submit the serial numbers shown on the particular Warrants, and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Warrants tendered by an Eligible Institution).

   All questions as to the form and validity (including timely receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. A withdrawal of a tender of Warrants may not be rescinded, and Warrants properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Warrants may, however, be re-tendered before the Expiration Date by again following the applicable procedures described in Section 5.

SECTION 7. ACCEPTANCE FOR PAYMENT OF WARRANTS AND PAYMENT OF PURCHASE PRICE

   Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, the Company will purchase and pay the Purchase Price for all Warrants (subject to certain matters discussed in Section 4 and Section
13) as are properly tendered and not withdrawn as permitted in Section 6. For purposes of the Offer, the Company will be deemed to have accepted for payment (and thereby purchased) Warrants which are tendered and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Warrants for payment pursuant to the Offer. See Section 8 for regarding certain conditions of the Offer.

   Payment for Warrants pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering warrantholders for the purpose of receiving payment from the Company and transmitting payment to the tendering warrantholders. Notwithstanding any other provision hereof, payment for Warrants accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of the accepted Warrants, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. Under no circumstances will interest be paid by the Company, regardless of any delay in making such payment.

   The Company will pay any stock transfer taxes with respect to the transfer and sale of Warrants to it pursuant to the Offer. If, however, (a) payment of the Purchase Price is to be made to any person other than the registered holder, (b) Warrants not tendered or accepted for purchase are to be registered in the name of any person other than the registered holder, (c) tendered Warrants are registered in the name of any person other than the person signing the Letter of Transmittal or (d) a transfer tax is imposed for any reason other than the transfer or sale of the Warrants to the Company pursuant to the Offer, then the amount of any transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person will be deducted from the Purchase Price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted. See Instruction 3 of the Letter of Transmittal.

   ANY TENDERING WARRANTHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL (OR, IN THE CASE OF A FOREIGN INDIVIDUAL, FORM W-8 OBTAINABLE FROM THE DEPOSITARY) MAY BE SUBJECT TO REQUIRED U.S. FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAID TO SUCH WARRANTHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 5.

SECTION 8. CERTAIN CONDITIONS OF THE OFFER

   Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Company's right to extend or otherwise amend the Offer at any time in its sole discretion, the Company shall not be required to accept for payment or make payment for any Warrant tendered, and may terminate or amend the Offer, if before acceptance for payment or payment for any such Warrant any of the following shall have occurred or shall have been determined to have occurred by the Company, whose determination shall be conclusive:

       (a) there shall not have been tendered and not withdrawn less than 3,200,000 Warrants as of the Expiration Date;

       (b) the Company shall not have obtained financing sufficient to consummate the Offer, and the Stock Offering shall not have been successfully completed;

       (c) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, before any court or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, which (i) challenges or seeks to challenge the making of the Offer, the acquisition of Warrants pursuant to the Offer or otherwise relates in any manner to the Offer; or
   (ii) in the sole judgment of the Company, could materially adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company;

       (d) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced, or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any government or governmental, regulatory or administrative authority, agency, tribunal, domestic or foreign, which in the Company's sole judgment, would or might directly or indirectly, (i) make the acceptance for payment of, or payment for, Warrants illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment, or pay for, Warrants; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries;

       (e) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index); (ii) any significant decline in the market prices of equity securities in the United States or abroad; (iii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iv) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States; (v) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company, might affect, the extension of credit by banks or other lending institutions in the United States; (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the sole judgment of the Company, have a material adverse effect on the Company's business, operations, prospects or the trading in the Warrants; or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

       (f) any tender or exchange offer with respect to the Warrants (other than the Offer) or any other class of the Company's equity securities or (except for the Pending Acquisitions) any merger, acquisition, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any unaffiliated person or entity;

       (g) any change shall occur or be threatened in the business, condition (financial or other), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which in the sole judgment of the Company, is or may be materially adverse to the Company; or

       (h) it shall have been publicly disclosed or the Company shall have learned that (i) any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Common Stock (other than a person, entity, or "group" which had publicly disclosed such ownership in a Schedule 13D or 13G (or an amendment thereto) on file with the Commission prior to July 23, 1997), (ii) any such person or group that on or prior to July 23, 1997, had filed such a Schedule with the Commission thereafter shall have acquired or shall propose to acquire beneficial ownership of additional shares of Common Stock representing 2% or more of the outstanding Common Stock, (iii) any new group shall have been formed which beneficially owns more than 5% of the outstanding Common Stock or (iv) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities;

and, in the sole judgment of the Company, in any such case and regardless of the circumstances (including any action or inaction by the Company) giving rise to such condition, such event makes it inadvisable or undesirable to proceed with the Offer or with such acceptance for payment or payment.

   The foregoing conditions are for the sole benefit of the Company and may be asserted or waived by the Company regardless of the circumstances (including any action or inaction by the Company) giving rise to any such condition, and any such condition may be waived by the Company, in whole or in part, at any time and from time to time in its sole discretion; provided, however, that the Exchange Act and the rules and regulations promulgated thereunder require that all conditions to the Offer, other than those relating to the receipt of certain necessary governmental approvals, must be satisfied or waived prior to the Expiration Date. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right or the waiver of any such right with respect to particular facts or circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above and any related judgment by the Company regarding the inadvisability of proceeding with the acceptance of payment or payment for any tendered Warrants will be final and binding on all parties.

SECTION 9. PRICE RANGE OF WARRANTS

   The Warrants are traded on the Nasdaq SmallCap Market under the trading symbol "MRQEW" and on the Boston Stock Exchange under the trading symbol "MRT.WS." The following table sets forth, for each period shown, the high and low closing bid information for the Warrants as reported by the Nasdaq SmallCap Market. Bid quotations reflect inter-dealer prices, without retail markup, markdown or commissions, and may not represent actual transactions. The Warrants were first traded on the Nasdaq SmallCap Market in December 1996, and on the Boston Stock Exchange in March 1997. There can be no assurance that the Warrants will continue to be traded on such markets or elsewhere upon the consummation of the Offer. See Section 1.

                   1996                     HIGH     LOW
                   ----                     ----     ---
Fourth Quarter (since December 13, 1996)    $2.00   $2.00

                   1997
                   ----
First Quarter ............................  $2.00   $2.00
Second Quarter ...........................   2.00    1.25
Third Quarter (through July 21, 1997) ....   2.00    1.88

   On July 21, 1997, the closing sales price of the Warrants as reported by the Nasdaq SmallCap Market was $1.88 per Warrant. Warrantholders are urged to obtain a current market quotation for the Warrants. As of July 16, 1997, the Company had issued and outstanding 4,519,162 Warrants held by approximately 61 record holders and approximately 1,300 beneficial owners.

SECTION 10. CERTAIN INFORMATION CONCERNING THE COMPANY

   General. The Company provides integrated event management, television production, marketing, talent representation and consulting services in the sports, news and other entertainment industries. The Company's event management, television production and marketing services generally involve managing major sporting events, producing sports television programs and marketing professional and collegiate athletic leagues and organizations. The Company also arranges and negotiates sports and entertainment-related television rights, advertising, corporate sponsorships and naming rights (or "entitlements") for its clients. The talent representation services provided by the Company include negotiating employment agreements and creating and evaluating various business opportunities for sports, news and entertainment personalities. The Company also provides a variety of consulting services to clients either seeking exposure in, or already engaged in, sports and entertainment-related industries.

   The Company was organized in July 1995 by Robert M. Gutkowski and Robert F.X. Sillerman. Mr. Gutkowski is the Company's President and Chief Executive Officer and has over 20 years of experience in the television, sports and entertainment industries. He served as President of Madison Square Garden Corporation (which included overall responsibility for MSG Cable Network) from November 1991 until September 1994. Mr. Sillerman is the Chairman of the Company, and his principal occupation is Executive Chairman of the Board of Directors of SFX Broadcasting, Inc. ("SFX"), a publicly-traded company which owns and operates radio stations and concert promotion businesses.

   From the time of its organization until its IPO in December 1996, the Company developed a sports television production, marketing and consulting business. Simultaneously with the IPO, the Company acquired Sports Marketing and Television International, Inc. ("SMTI"), a provider of television production and marketing services in the sports and other entertainment industries, and Athletes & Artists, Inc. ("A&A"), a sports and news talent representation firm, which has a client list that includes athletes, sports and news broadcasters and media executives. Since the IPO, the Company has continued its growth by hiring individuals and groups whose businesses and expertise complement those of the Company and by providing services to an increasing number of clients.

   The Company has recently entered into agreements (the "ProServ Acquisition Agreements") to acquire approximately 94% of ProServ, Inc. and ProServ Television, Inc. (collectively, "ProServ") and is currently negotiating to acquire the remaining shares of ProServ (the "ProServ Acquisition"). If the Company is unable to acquire the remaining shares of ProServ on satisfactory terms, the Company intends to obtain full ownership of ProServ through a statutory merger. ProServ is an established provider of international sports event management, television production, marketing, talent representation and consulting services. Upon the consummation of the transactions contemplated by the ProServ Acquisition Agreements, Mr. Dell will continue to serve as the chief executive officer of ProServ and will become a director of the Company. The Company has also agreed to enter into employment contracts with William
J. Allard, an officer of ProServ whom the Company anticipates naming to its Board of Directors, and two other officers of ProServ. The aggregate purchase price pursuant to the ProServ Acquisition Agreements consists of approximately $10.1 million in cash and 225,000 shares of Common Stock.

   The Company has also entered into an agreement pursuant to which Marquee Music, Inc. ("Marquee Music"), a wholly-owned subsidiary of the Company, will acquire the assets of QBQ Entertainment, Inc. ("QBQ"), a booking representative for musicians and other performers in domestic and international concerts (the "QBQ Acquisition" and, together with the ProServ Acquisition, the "Pending Acquisitions"). QBQ has relationships with, and has provided booking and touring representation services to, a variety of musicians and groups. Upon the consummation of the QBQ Acquisition, Dennis Arfa, the founder of QBQ, will serve as the chief executive officer of Marquee Music. The aggregate purchase price for the QBQ Acquisition consists of approximately $3.1 million in cash, $1.6 million payable in annual installments over eight years and up to $2.5 million payable in shares of Common Stock.

   The timing and consummation of the Pending Acquisitions are subject to a number of conditions, certain of which are beyond the Company's control, and there can be no assurance that the Pending Acquisitions will be consummated. The consummation of the Stock Offering is conditional upon the concurrent closing of the transactions contemplated by the ProServ Acquisition Agreements.

   Schedule A hereto sets forth the name, business address and present principal occupation or employment and any other material occupations, positions, offices or employments during the last five years of each director and executive officer of the Company.

   Summary Consolidated Financial Data. The Summary Consolidated Financial Data of the Company as of March 31, 1997 and for the three months ended March 31, 1997 and 1996 have been derived from the unaudited financial statements and notes thereto of the Company. The pro forma summary data as of March 31, 1997, for the three months ended March 31, 1997 and for the year ended December 31, 1996 are derived from the unaudited pro forma condensed combined financial statements which, in the opinion of the Company, reflect all adjustments necessary for a fair presentation of the transactions for which such pro forma financial information is given. Operating results for interim periods are not necessarily indicative of the results that may be achieved for the entire fiscal year. The Company had no operations during the period from July 11, 1995 (inception) through December 31, 1995. The following data should be read in conjunction with the notes thereto and the audited and unaudited financial statements and notes thereto.

   The Company's unaudited financial statements and unaudited pro forma condensed combined financial statements, along with audited financial statements of the Company, ProServ and QBQ, are contained in Exhibit (h) to the Company's Transaction Statement on Schedule 13E-3 filed with the Commission on July 23, 1997. More comprehensive financial information is included in such exhibit and in other documents filed by the Company with the Commission. The summary consolidated financial information that follows is qualified in its entirety by reference to such exhibit, including the financial statements and related notes contained therein. Such exhibit may be examined and copies may be obtained from the offices of the Commission as described in "--Additional Information."

                     CONSOLIDATED SUMMARY FINANCIAL DATA
                  (amounts in thousands, except share data)

                                   YEAR ENDED DECEMBER 31, 1996                THREE MONTHS ENDED MARCH 31,
                           -------------------------------------------- ------------------------------------------
                                                           PRO FORMA
                                                            FOR THE                                   PRO FORMA
                                                         STOCK OFFERING                                FOR THE
                                            PRO FORMA         AND                                   STOCK OFFERING
                                             FOR THE       RECENT AND                                AND PENDING
                                             RECENT         PENDING      AS REPORTED   AS REPORTED ACQUISITIONS(3)
                                         ACQUISITIONS(1) ACQUISITIONS(2)    1996          1997           1997
                            AS REPORTED    (UNAUDITED)    (UNAUDITED)    (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                           ------------- --------------- -------------- ------------- ------------- --------------
STATEMENT OF OPERATIONS
  DATA:
Revenues ..................  $    2,869     $   15,185     $    29,932            --    $    1,978    $     3,771
Operating expenses ........       2,564          9,486          19,377            --           943          2,092
General and administrative
 expenses..................       2,199          5,843          10,133    $      245         1,788          2,559
Restructuring costs .......          --             --             565            --            --             --
Depreciation and
 amortization .............          61            108           1,479            --            32            378
Operating loss.............      (1,955)          (252)         (1,622)         (245)         (785)        (1,258)
Net loss...................      (2,411)          (914)         (2,280)         (245)         (778)        (1,245)
Net loss applicable to
 common stockholders ......  $   (2,411)    $     (914)    $    (2,459)   $      (245)  $      (778)  $    (1,296)
                           ============= =============== ============== ============= ============= ==============
Net loss per share
 applicable to common
 stockholders .............  $     (1.03)   $    (0.12)    $     (0.16)   $    (0.12)   $    (0.10)   $     (0.08)
                           ============= =============== ============== ============= ============= ==============
Weighted average number of
 shares of common stock
 outstanding(4) ...........   2,346,717      7,494,162      15,552,495     2,066,662     7,494,162     15,552,495

OTHER OPERATING DATA:
Ratio of earnings to fixed
 charges(5)................

                                        AT DECEMBER 31, 1996      AT MARCH 31, 1997
                                        -------------------- ----------------------------
                                                                             PRO FORMA
                                                                           FOR THE OFFER
                                                                           STOCK OFFERING
                                                                              PENDING
                                                              AS REPORTED ACQUISITIONS(6)
                                            AS REPORTED       (UNAUDITED)   (UNAUDITED)
                                        -------------------- ------------- --------------
BALANCE SHEET DATA:
Cash ...................................        $7,231           $5,286        $20,258
Current assets..........................         9,085            7,397         25,987
Total assets ...........................         9,361            8,461         51,088
Current liabilities ....................         1,850            1,750          7,124
Long-term debt .........................         1,760            1,760          2,825
Common Stock subject to put options in
 connection with Pending
 Acquisitions(7)........................            --               --          3,225
Total indebtedness .....................         2,093            2,093          3,320
Stockholders' equity ...................         5,409            4,524         36,651
Book value per common share ............          0.72             0.60           2.36

--------------
(1) Gives effect to the IPO and acquisition of SMTI and A&A (the "Recent Acquisitions"). The Company acquired SMTI and A&A on December 12, 1996 and included the results of their operations only from the acquisition date in its consolidated results of operations for the year ended December 31, 1996. Therefore, for pro forma purposes, the results of operations of SMTI and A&A for the period prior to the acquisition date are combined with the Company.
(2) Gives effect to (i) the IPO and Recent Acquisitions, (ii) the completion of the Stock Offering at an assumed public offering price of $6.00 per share and (iii) the Pending Acquisitions as if they had occurred on January 1, 1996.
(3) Gives effect to (i) the completion of the Stock Offering at an assumed public offering price of $6.00 per share and (ii) the Pending Acquisitions as if they had occurred on January 1, 1996.
(4) Gives effect to the IPO as if it occurred as of January 1, 1996 and excludes 1,275,000 shares held in escrow in connection with the IPO. Assumes a stock price of $6.00 per share for purposes of determining the number of shares to be issued in the QBQ Acquisition. The Pro Forma for the Stock Offering and Recent and Pending Acquisitions excludes approximately 83,333 shares held in escrow in connection with the QBQ Acquisition. See Note 6 to the Company's Financial Statements contained in Exhibit (h) to the Company's Transaction Statement on Schedule 13E-3 filed with the Commission on July 23, 1997.
(5) The ratio of earnings to fixed charges has not been included as such ratios are negative amounts.
(6) The unaudited pro forma Balance Sheet Data gives effect to the completion of the Stock Offering at an assumed public offering price of $6.00 per share of Common Stock and the application of the net proceeds therefrom to complete the Pending Acquisitions and the Offer, and assumes all Warrants (other than those held by directors and executive officers of the Company) are tendered at a price of $2.25 per Warrant. In the event that the Company incurs indebtedness to finance the Offer, the Company will amend this Offer to Purchase to provide the material terms of any such financing arrangement.
(7) Represents the Company's potential obligation to repurchase 537,499 shares of Common Stock to be issued in the Pending Acquisitions, of which 62,499 shares are to be deposited into escrow in connection with the QBQ Acquisition. These shares are not included in stockholders' equity. Assumes a price of $6.00 per share of Common Stock for purposes of determining the number of shares to be issued in the QBQ Acquisition.

   Capitalization. The following table sets forth (a) the actual capitalization of the Company at March 31, 1997 and (b) the pro forma capitalization of the Company at March 31, 1997, giving effect to the consummation of the Pending Acquisitions, the consummation of the Offer (assuming the tender of all Warrants not held by directors and executive officers) and the application of the approximate net proceeds from the Stock Offering of $41.3 million (assuming a public offering price of $6.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company). The following table should be read in conjunction with the summary financial information set forth above and the detailed information and financial statements included in Exhibit (h) to the Company's Transaction Statement on Schedule 13E-3 filed with the Commission on July 23, 1997 and is qualified in its entirety by reference thereto. Such exhibit may be examined and copies may be obtained from the offices of the Commission as described in "--Additional Information."

                                                                          MARCH 31, 1997
                                                                ----------------------------------
                                                                          (IN THOUSANDS)
                                                                          PRO FORMA FOR THE OFFER,
                                                                             STOCK OFFERING AND
                                                                 ACTUAL   PENDING ACQUISITIONS(6)
                                                                --------- ------------------------
Cash and cash equivalents ......................................  $ 5,286          $20,258
                                                                  =======          =======
Acquisition indebtedness, net(1) ...............................    1,638            2,704
Loan payable to related party ..................................      122              122
Common Stock subject to put options in connection with Pending
 Acquisitions(2)................................................       --            3,225
Stockholders' equity:
 Preferred Stock, $.01 par value, 5,000,000 shares authorized;
  no shares issued and outstanding .............................       --               --
 Common Stock, $.01 par value, 25,000,000 shares authorized;
  8,769,162 shares issued and outstanding; 16,910,828 pro forma shares issued and outstanding for Stock Offering and Pending
  Acquisitions(3) ..............................................       88              164(4)
Additional paid-in capital .....................................    7,664           39,715(4)
Deferred compensation(5) .......................................      (40)             (40)
Accumulated deficit ............................................   (3,188)          (3,188)
                                                                  -------          -------
Total stockholders' equity .....................................    4,524           36,651
                                                                  -------          -------
   Total capitalization.........................................  $ 6,284          $42,702
                                                                  =======          =======

--------------
(1) Represents installment payments payable to certain officers and directors of the Company in connection with the Recent Acquisitions, net of imputed interest ($480) and the current installment payment ($333) and installment payments payable to the sole stockholder of QBQ in connection with the QBQ Acquisition, net of imputed interest ($388) and the current installment payment ($161). See Note 1 of the Notes to the Company's Financial Statements, which are contained in exhibit (h) to the Company's Transaction Statement on Schedule 13E-3 filed with the Commission on July 23, 1997. Assumes that the controlling stockholder of ProServ does not elect to receive a $3.0 million promissory note in lieu of cash.
(2) Represents the Company's potential obligation to repurchase 537,499 shares of Common Stock to be issued in the Pending Acquisitions, of which 62,499 shares are to be deposited into escrow in connection with the QBQ Acquisition. These shares are not included in stockholders' equity. Assumes a price of $6.00 per share of Common Stock for purposes of determining the number of shares to be issued in the QBQ Acquisition.
(3) Excludes up to (i) 4,519,162 shares issuable upon the exercise of the Warrants outstanding prior to the consummation of the Offer, (ii) 670,000 shares issuable upon exercise of the IPO underwriters' options, including shares issuable upon exercise of the Warrants contained therein, (iii) 500,000 shares reserved for issuance under the Company's 1996 Stock Option Plan, under which options to purchase 237,500 shares are outstanding, (iv) an option to purchase 200,000 shares to be issued to TSC in connection with the Offer and (v) 1,125,000 shares issuable upon exercise of the over-allotment option of the underwriters in the Stock Offering.
(4) Excludes amounts applicable to Common Stock subject to put options in connection with the Pending Acquisitions.
(5) Represents deferred compensation related to 50,000 shares of Common Stock issued to an officer in partial consideration of such officer entering into an employment agreement with the Company.
(6) In the event that the Company incurs indebtedness to finance the Offer, the Company will amend this Offer to Purchase to provide the material terms of any such financing arrangement.

   Additional Information. The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the Commission. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. The Company has also filed a Transaction Statement on Schedule 13E-3 and an Issuer Tender Offer Statement on Schedule 13E-4 with the Commission which include certain additional information relating to the Offer.

   For further information with respect to the Company and the Offer, reference is made to the Schedules 13E-3 and 13E-4 and the exhibits thereto. Such Schedules and exhibits, along with reports and other information filed with the Commission, may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Statements contained in this Offer to Purchase as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed with the Commission, each such statement being qualified in all respects by such reference.

SECTION 11. SOURCE AND AMOUNT OF FUNDS

   Assuming that the Company purchases 4,265,664 outstanding Warrants pursuant to the Offer (assuming all Warrants not held by the Company's directors and executive officers are tendered and not withdrawn), the total amount required by the Company to purchase such Warrants at $2.25 per Warrant and to pay related fees and expenses will be approximately $9.8 million. See
Section 14. The Company is exploring through its principal financial advisor financing for the Offer, which may take the form of a short-term loan or other indebtedness, or it will fund the purchase of Warrants through the proceeds from the Stock Offering, if successful. The Company anticipates that any indebtedness incurred in financing the Offer will be repaid with the proceeds of the Stock Offering. See Section 10. The Stock Offering is conditioned upon the consummation of the Offer and the transactions contemplated by the ProServ Acquisition Agreements, and the Offer is conditioned upon obtaining financing or completing the Stock Offering. In the event that the Company incurs indebtedness to finance the Offer, the Company will amend this Offer to Purchase to provide the material terms of any such financing arrangement. See Section 8.

SECTION 12. TRANSACTIONS AND ARRANGEMENTS CONCERNING THE WARRANTS

   In the Company's IPO in December 1996, the Company issued 3,852,500 units ("Units"), each consisting of one share of Common Stock and one Warrant. The Units were issued at a price to the public per Unit of $5.00, and the net proceeds to the Company from the IPO were approximately $15,586,000. In addition, the Company issued $2.0 million in principal amount of debentures in August 1996 to the underwriters in the Company's IPO and to Robert M. Gutkowski, Arthur C. Kaminsky, Michael Letis, Louis J. Oppenheim, Robert F.X. Sillerman and Michael Trager, all of whom are directors and/or executive officers of the Company. These debentures converted into 666,662 Warrants and an equal number of shares of Common Stock concurrently with the IPO in December 1996.

   The Warrants were issued pursuant to a warrant agreement among the Company, the underwriters in the IPO and Continental Stock Transfer & Trust Company, as warrant agent, and are evidenced by warrant certificates in registered form. The Warrants provide for adjustment of the exercise price and for a change in the number of shares issuable upon exercise to protect holders against dilution in the event of a stock dividend, stock split, combination or reclassification of the Common Stock or upon issuance of shares of Common Stock at prices lower than the market price of the Common Stock, with certain exceptions.

   As of July 16, 1997, there were 4,519,162 Warrants outstanding. Each Warrant entitles the registered holder to purchase one share of Common Stock at an exercise price of $7.50 at any time until 5:00 p.m., New York City time, on December 4, 2001. Commencing on December 5, 1997, the Warrants are redeemable by the Company on 30 days' written notice at a redemption price of $.05 per Warrant if the "closing price" of the Common Stock for any 20 consecutive trading days ending within five days of the notice of redemption averages in excess of $11.50 per share. "Closing price" means the closing bid price if listed in the over-the-counter market on Nasdaq or otherwise or the closing sale price if listed on the Nasdaq National Market or a national securities exchange. All Warrants must be redeemed if any are redeemed.

   In addition to the outstanding Warrants, in connection with the IPO the Company's underwriters received options to purchase an aggregate of 335,000 additional Units, which options will be exercisable during the three-year period commencing December 1998 at an exercise price of $8.25 per Unit (consisting of one share of Common Stock and one Warrant), subject to adjustment in certain events to protect against dilution. The Warrants included in the underwriters' options are not subject to redemption by the Company unless, at the time the Warrants are called for redemption, the underwriters' options have been exercised and the underlying Warrants are outstanding. The underwriters' options cannot be transferred, sold, assigned or hypothecated until December 1998, except to any officer of an IPO underwriter or members of the IPO selling group or their officers. Pursuant to the Offer, the Company is not offering to purchase Warrants included in the underwriters' options, because such options are not exercisable prior to the Expiration Date.

   The Warrants do not confer upon the warrantholders any voting or other rights of a stockholder of the Company. Upon notice to the warrantholders, the Company has the right to reduce the exercise price or extend the expiration date of the Warrants.

   Neither the Company nor any of its subsidiaries has effected any transactions in the Warrants since the issuance thereof in December 1996. Except as set forth below, no director or executive officer of the Company listed on Schedule A hereto, or any of subsidiaries or any associates of any of the foregoing, owns any of the Warrants or has effected any transactions in the Warrants since the issuance of the Warrants in December 1996:

                            NUMBER OF      PERCENT OF WARRANTS
                             WARRANTS      OUTSTANDING BEFORE
NAME                    BENEFICIALLY OWNED        OFFER
----                    ------------------        -----
Jan E. Chason .........        2,000                *
Robert M. Gutkowski  ..       38,461                *
Arthur C. Kaminsky  ...       38,461                *
Michael Letis .........       38,461                *
Louis J. Oppenheim  ...       19,230                *
Miles W. Schumer ......        1,500                *
Robert F.X. Sillerman         76,924               1.7%
Michael Trager ........       38,461                *
                             -------              ----
  Total ...............      253,498               5.6%
                             =======              ====

--------------
*   Less than one percent.

   Neither the Company, any of its directors or executive officers listed on Schedule A hereto nor any of its subsidiaries is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer (whether or not legally enforceable) with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). At the Company's request, its directors and executive officers (who hold an aggregate of 253,498 Warrants, representing approximately 5.6%) have stated that they do not currently intend to tender their Warrants unless the Company is unable to meet the condition for the minimum number of Warrants tendered. Therefore, approximately 75.0% of the Warrants not held by such directors and officers will be required to be tendered and not withdrawn, in order to satisfy such condition to the Offer. See Section 8. Notwithstanding the foregoing, such directors and executive officers may tender or not tender their Warrants at their discretion.

SECTION 13. EXTENSION OF THE TENDER PERIOD; TERMINATION; AMENDMENTS

   The Company expressly reserves the right, in its sole discretion, at any time or from time to time and regardless of whether or not any of the events set forth in Section 8 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, or payment for, any Warrants by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. During any such extension, all Warrants previously tendered and not purchased or withdrawn will remain subject to the Offer, except to the extent that such Warrants may be withdrawn as set forth in Section 6. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer, not accept for payment and not make payment for any Warrants not theretofore accepted for payment or paid for upon the occurrence of any of the conditions specified in Section 8 by giving oral or written notice of such termination to the Depositary and making a public announcement thereof. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether or not any of the events set forth in Section 8 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect, including, without limitation, by increasing or decreasing the consideration offered in the Offer to owners of Warrants. Amendments to the Offer may be made at any time or from time to time by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to warrantholders in a manner reasonably designed to inform warrantholders of such change. Without limiting the manner in which the Company may choose to make a public announcement, except as required by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

   If the Company materially changes the terms of the Offer or the information concerning the Offer, the Company will extend the Offer to the extent required by Rule 13e-4 promulgated under the Exchange Act. If the Company increases the price to be paid for Warrants and the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that notice of such increase is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

SECTION 14. FEES AND EXPENSES

   The Company has retained Continental Stock Transfer & Trust Company as Depositary and Georgeson & Company Inc. as Information Agent in connection with the Offer. The Information Agent will assist warrantholders who request assistance in connection with the Offer and may request brokers, dealers and other nominee warrantholders to forward materials relating to the Offer to beneficial owners. Brokers, dealers, commercial banks and trust companies will be promptly reimbursed by the Company for customary handling and mailing expenses incurred by them in forwarding material to their customers.

   As compensation for acting as Information Agent in connection with the Offer, Georgeson & Company Inc. will be paid an estimated fee of $7,500 and will also be reimbursed for certain out-of-pocket expenses. The Company will pay the Depositary a fee of approximately $1,500 for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses. The Company has agreed to indemnify the Depositary and Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the Federal securities laws. Neither the Depositary nor the Information Agent has been retained to make solicitations or recommendations, in their respective roles as Depositary and Information Agent.

   Certain directors or executive officers of the Company may, from time to time, contact warrantholders to provide them with information regarding the Offer. Such directors and executive officers will not make any recommendation to any warrantholder as to whether to tender all or any Warrants and will not solicit the tender of any Warrants. The Company will not compensate any director or executive officer for this service.

   The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Warrants, except as otherwise provided in Instruction 3 of the Letter of Transmittal. See Section 7.

   Assuming all outstanding Warrants are tendered (except for the Warrants held by the officers and directors of the Company) pursuant to the Offer, it is estimated that the expenses incurred by the Company in connection with the Offer will be approximately as set forth below. The Company will be responsible for paying all such expenses.

Printing and mailing fees ...........  $ 75,000.00
Filing fees .........................     2,033.62
Legal, accounting and miscellaneous     122,966.38
                                       -----------
  Total .............................  $200,000.00
                                       ===========


   In addition, the Company has retained The Sillerman Companies, Inc. ("TSC") to advise and assist in the structuring and implementation of the Offer. In connection therewith, the Company has agreed to grant to TSC immediately exercisable options to purchase 200,000 shares of Common Stock at an exercise price per share equal to the closing price of the Common Stock on the date of consummation of the Offer. Such options will expire ten years from the date of their grant.

SECTION 15. MISCELLANEOUS

   The Offer is not being made to, nor will the Company accept tenders from, owners of Warrants in any jurisdiction in which the Offer or its acceptance would not be in compliance with the laws of such jurisdiction. The Company is not aware of any jurisdiction where the making of the Offer or the tender of Warrants would not be in compliance with applicable law. If the Company becomes aware of any jurisdictions where the making of the Offer or the tender of Warrants is not in compliance with any applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Warrants residing in such jurisdiction. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                            THE MARQUEE GROUP, INC.

July 23, 1997

                     [THIS PAGE INTENTIONALLY LEFT BLANK]

         SCHEDULE A. DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

   The following table sets forth the name, current business address, present principal occupation or employment and any other material occupations, positions, offices or employments (and business addresses thereof) during the last five years of each director and executive officer of the Company. Each such person is a citizen of the United States.

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
       NAME AND CURRENT                AND OTHER MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR
       BUSINESS ADDRESS                       EMPLOYMENTS DURING THE LAST FIVE YEARS
----------------------------- ---------------------------------------------------------------------
Robert M. Gutkowski           Mr. Gutkowski has served as President, Chief Executive Officer and a director
 The Marquee Group, Inc.      of the Company since December 1995. From September 1994 until December
 888 Seventh Avenue           1995, Mr. Gutkowski was a consultant to sports-related businesses. From
 New York, NY 10019           November 1991 to September 1994, he served as President and Chief Executive
                              Officer of Madison Square Garden Corporation, Two Penn Plaza, New York,
                              NY 10121. From July 1990 to November 1991, Mr. Gutkowski served as President of MSG Communications Group, Two Penn Plaza, New York, NY 10121.

Robert F.X. Sillerman         Mr. Sillerman has been Chairman of the Company since July 1995. Mr. Sillerman
 SFX Broadcasting, Inc.       has been Executive Chairman of SFX and from 1992 through 1995 he served
 150 East 58th Street         as Chairman and/or Chief Executive Officer of SFX. Since 1985, Mr. Sillerman
 New York, NY 10155           has been Chairman of the Board and Chief Executive Officer of Sillerman
                              Communications Management Corporation, Inc. ("SCMC"), 150 East 58th Street,
                              New York, NY 10155. Since 1985, he has been Chairman and Chief Executive
                              Officer of TSC, 150 East 58th Street, New York, NY 10155. In 1993, Mr.
                              Sillerman became the Chancellor of the Southampton campus of Long Island
                              University.

Arthur C. Kaminsky            Mr. Kaminsky has been a director of the Company since March 1996 and an
 The Marquee Group, Inc.      Executive Vice President of the Company since December 1996. Since 1977,
 888 Seventh Avenue           Mr. Kaminsky has served as President and Chief Executive Officer of Athletes
 New York, NY 10019           & Artists ("A&A"), 421 Seventh Avenue, New York, NY 10001.

Michael Letis                 Mr. Letis became a director and an Executive Vice President of the Company
 The Marquee Group, Inc.      in December 1996. Since 1984, Mr. Letis has served as President of Sports
 888 Seventh Avenue           Marketing & Television International, Inc. ("SMTI"),410 Greenwich Avenue,
 New York, NY 10019           Greenwich, CT 06830. Mr. Letis has been a director of Thoroughbred Racing
                              Communications, Inc. and of the Thoroughbred Club of America.

Louis J. Oppenheim            Mr. Oppenheim became a director and an Executive Vice President of the
 The Marquee Group, Inc.      Company in December 1996. Mr. Oppenheim has served as Chief Operating Officer,
 888 Seventh Avenue           Vice President and Secretary of A&A since 1985.
 New York, NY 10019

                                      A-1

                                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
       NAME AND CURRENT                AND OTHER MATERIAL OCCUPATIONS, POSITIONS, OFFICES OR
       BUSINESS ADDRESS                       EMPLOYMENTS DURING THE LAST FIVE YEARS
-----------------------------  ---------------------------------------------------------------------

Michael Trager                Mr. Trager has been a director of the Company since March 1996 and an Executive
 The Marquee Group, Inc.      Vice President of the Company since December 1996. Mr. Trager has served
 888 Seventh Avenue           as Chairman of SMTI since 1984. From November 1994 to December 1995, Mr.
 New York, NY 10019           Trager served as a director of Select Media Communications, Inc. Mr. Trager is a member of the Board of Directors and the past President of the Greenwich
                              Old-timers Athletics Association.

Jan E. Chason                 Mr. Chason has been the Chief Financial Officer of the Company since June
 The Marquee Group, Inc.      1997. From November 1996 to July 1997, Mr. Chason was the Chief Financial
 888 Seventh Avenue           Officer of Triathlon Broadcasting Company ("Triathlon"), Symphony Towers,
 New York, NY 10019           750 B Street, San Diego, CA 92101. In addition, since June 1996, Mr. Chason has been a consultant to SCMC and TSC. Mr. Chason was the principal in
                              JEC Consulting Associates, from October 1994 to June 1996. From 1982 until
                              September 1994, Mr. Chason was a Partner of Ernst & Young LLP.

Howard J. Tytel               Mr. Tytel has served as a director of the Company since July 1995. Mr.
 SFX Broadcasting, Inc.       Tytel has been a director, Executive Vice President and Secretary of SFX
 150 East 58th Street         since 1992. Mr. Tytel has also been Executive Vice President and General
 New York, NY 10155           Counsel of SCMC since 1985, a director of SCMC since 1989, and Executive
                              Vice President and General Counsel of TSC since 1985. From March 1995 until
                              March 1997, Mr. Tytel was a director of Interactive Flight Technologies,
                              Inc. Mr. Tytel is Of Counsel to the law firm of Baker & McKenzie, 805 Third
                              Avenue, New York, NY 10022, which represents the Company.

Arthur R. Barron              Mr. Barron has served as a director of the Company since December 1996.
 Hampshire House              Since January 1997, Mr. Barron also serves as a non-exclusive consultant
 150 Central Park South       to Callahan Associates International LLC, The Citadel, 3200 Cherry Creek
 New York, NY 10018           South Drive, Suite 650, Denver, CO 80209. From February 1990 to May 1995,
                              Mr. Barron served as Chairman of Time-Warner International, 75 Rockefeller
                              Plaza, New York, NY 10019.

Myles W. Schumer              Mr. Schumer has served as a director of the Company since December 1996.
 Cornick, Garber & Sandler    For more than the past five years, Mr. Schumer has been a partner of Cornick,
 630 Seventh Avenue           Garber & Sandler. From July 1993 until November 1996, Mr. Schumer served
 New York, NY 10017           as a director of Multi-Market Radio, Inc., 150 East 58th Street, New York,
                              NY 10155.

   Upon the consummation of the ProServ Acquisition, it is anticipated that Donald L. Dell and William J. Allard will be appointed as directors of the Company.

                                      A-2
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

   Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Warrants and any other required documents should be sent or delivered by each warrantholder of the Company or such holder's broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below.

                       The Depositary for the Offer is:
                  Continental Stock Transfer & Trust Company

                                                    By Mail, Hand or
     By Facsimile Transmission:                   Overnight Delivery:                  For Information:
           (212) 509-5150              Continental Stock Transfer & Trust Company    (212) 509-4000 x535
  Attn: Reorganization Department                2 Broadway, 19th Floor
                                                New York, New York 10004


   Any questions or requests for assistance or for additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Information Agent. Warrantholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                   The Information Agent for the Offer is:


                        [GEORGESON & COMPANY INC. LOGO]


                               Wall Street Plaza
                            New York, New York 10005
              (212) 440-9800 (banks and brokers may call collect)
                                       or
                                 (800) 223-2064